Exhibit 99.3

Perceptive Life Sciences Master Fund Ltd. 499 Park Avenue, 25th Floor New York, NY 10022	Tang Capital Partners, LP 4401 Eastgate Mall San Diego, CA 92121

January 12, 2009

VIA HAND DELIVERY AND ELECTRONIC MAIL (Investor@penwest.com)

Corporate Secretary
Penwest Pharmaceuticals Co.
39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810

Re:  Notice to Secretary of Intention to Nominate Persons for Election as Directors at the 2009 Annual Meeting of Shareholders of Penwest Pharmaceuticals Co.

Dear Sir or Madam,

Perceptive Life Sciences Master Fund Ltd. (“Perceptive”) and Tang Capital Partners, LP (“TCP” and together with Perceptive, the “Shareholders”), pursuant to Section 2.15 of the Amended and Restated Bylaws (the “Bylaws”) of Penwest Pharmaceuticals Co., a Washington corporation (“Penwest” or the “Company”), hereby notify you that they intend to nominate three (3) persons for election to the Board of Directors of the Company (the “Board”) at the 2009 Annual Meeting of Shareholders of the Company, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter including the exhibits attached hereto is collectively referred to as the “Notice”.  The persons that Shareholders intend to nominate for election to the Board at the Annual Meeting are Joseph Edelman, Kevin C. Tang and Andrew D. Levin, M.D., Ph.D.  Mr. Edelman, Mr. Tang and Dr. Levin are each referred to herein in as a “Nominee” and collectively, the “Nominees”.  The Shareholders understand that three seats on the Board will be up for election at the Annual Meeting.  To the extent that the Company might purport to increase the size of the Board, declassify the Board or otherwise adjust the number of directors that are to be elected at the Annual Meeting, or in the event any of the Nominees is unable, or hereafter becomes unwilling for any reason, to serve as a director, the Shareholders reserve the right to nominate additional nominees for election to the Board at the Annual Meeting.  Any additional nominations made pursuant to the preceding sentence would be without prejudice to the issue of whether such attempt by the Company to adjust the number of directors that are elected was valid under the circumstances.

Pursuant to Section 2.15 of the Bylaws, the undersigned hereby set forth the following:

1.	The shareholders giving this Notice and intending to make the nominations set forth herein are Perceptive and TCP.

2.	The principal address of Perceptive is 499 Park Avenue, 25th Floor, New York, New York 10022.

3.	The principal address of TCP is 4401 Eastgate Mall, San Diego, California 92121.

Corporate Secretary

4.	Perceptive and its affiliates control 6,729,208 shares of the Company’s common stock.[1]

5.	TCP and its affiliates control 5,140,196 shares of the Company’s common stock.[2]

6.	The Shareholders and their respective affiliates collectively beneficially own 11,869,404 shares of the Company’s common stock.

7.
We hereby represent that the Shareholders are holders of Common Stock entitled to vote at the Annual Meeting and that they intend to appear in person or by proxy at the Annual Meeting to nominate the Nominees specified herein.

8.	Information regarding each Nominee required to be disclosed pursuant to Section 2.15 of the Bylaws is set forth in Exhibits C through E attached hereto.

9.
The Nominees are willing to be nominated.  Each Nominee’s written consent to his nomination, to being named in any proxy statement as a nominee, and to serving as a director of the Company if elected, is included as Exhibit F hereto.

While we strongly believe that changes to the board of directors are in the best interest of all of the shareholders of the Company, the Shareholders will benefit from the resulting improved corporate governance, a benefit that will be enjoyed by all shareholders.  Additionally, the Shareholders may receive unique benefits if the Nominees set forth herein are elected to the Board.  Such unique benefit will, if realized, result from the fact that the Nominees are principals within our respective organizations and may be more receptive to our suggestions than any of the members of the Board that are not affiliated with us.  Specifically, Mr. Edelman, a Nominee, is the Chief Executive Officer of Perceptive Advisors, LLC, the investment manager to Perceptive, Mr. Tang, a Nominee, is the Managing Director of Tang Capital Management, LLC, the general partner of TCP and Dr. Levin, a Nominee, is a Principal of Tang Capital Management, LLC.

In addition to the foregoing, certain information regarding the qualifications of each Nominee responsive to the criteria and attributes said to be considerations for nominations as director by the Company’s Nominating and Governance Committee as described in the Company’s Corporate Governance Guidelines, adopted February 11, 2004, and in the Company’s proxy statement for its 2008 Annual Meeting of Shareholders, is set forth in Exhibits C though E attached hereto (without conceding that any such information is required to be disclosed in this Notice).

Except as set forth in this Notice, including the exhibits hereto, as of the date hereof, to the best of the Shareholders’ knowledge, (i) no Nominee holds or has held any positions or offices within the Company; (ii) no Nominee has any family relationship with any current or former director or executive officer of the Company; (iii) there are no pending legal proceedings where any Nominee, or an associate of any Nominee, is a party adverse to Company or has an interest adverse to the Company; (iv) no Nominee has been involved in legal proceedings as described in Item 401(f) of Regulation S-K of the Securities Act of 1933, as amended (“Regulation S-K”) during the past five years; (v) no Nominee owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record; (vi) no Nominee is, or was in the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company; (vii) there is no transaction, or series of similar transactions, since January 1, 2008, or any currently proposed transaction, or series of similar transactions,
______________________
1 See Schedule 13D/A filed by Perceptive and its affiliates on January 12, 2009, and attached hereto as Exhibit A, for more information on Perceptive’s ownership of Penwest’s capital stock.
2 See Schedule 13D filed by TCP and its affiliates on January 12, 2009, and attached hereto as Exhibit B, for more information on TCP’s ownership of Penwest’s capital stock.

Corporate Secretary

to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any Nominee or any associate of any Nominee, or any member of the immediate family of any Nominee or of any associate of any Nominee, had, or will have, a direct or indirect material interest; (viii) no Nominee or associate of any Nominee has any arrangement or understanding with any person with respect to (a) any future employment with the Company or its affiliates (except in the capacity as a director), or (b) any future transactions to which the Company or any of its affiliates will or may be a party, or (c) selection as a director or nominee; (ix) no Nominee has any substantial interest, direct or indirect, in the matters to be acted on at the Annual Meeting, except in his interest in being nominated and elected as a director; (x) no Nominee is, or has an immediate family member who is, a partner in, or a controlling shareholder or any executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payment under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years; (xi) no Nominee is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; (xii) no Nominee is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; (xiii) no Nominee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time in the past three years; and (xiv) no Nominee has, or has an immediate family member who has, received any compensation from the Company.

In a separate letter to the Company’s Nominating and Governance Committee, the Shareholders are requesting that the three Nominees also be considered for selection as the Board’s nominees for director at the Annual Meeting.

We have provided this Notice well in advance of the deadline for submitting notice pursuant to Section 2.15 of the Company’s Bylaws.  If the Company, its officers, directors, employees, counsel, or agents find this Notice to be deficient in any manner or form, we expect to be notified by the Company of any such alleged deficiency or determination with specific and detailed reasons in writing promptly and in any event no later than seven calendar days from the Company’s receipt of this Notice.  Upon receipt of such notice, we reserve the right to either challenge or cure any alleged deficiencies.  We reserve the right to give further notice of additional business to be conducted or nominations to be made at the Annual Meeting or any other meeting of the Company’s shareholders, to revise the nominations described herein, or not to present any one or more nominations described herein.

If this Notice shall be deemed, for any reason, by a court of competent jurisdiction to be ineffective with respect to the nomination or any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies the Shareholders may have, this Notice shall continue to be effective with respect to the remaining Nominee and as to any replacement Nominee selected by the Shareholders.  The giving of this Notice is not an admission that the procedures for notice contained in the Bylaws are legal, valid or binding, and the Shareholders each reserve the right to challenge any such procedures or their application in whole or in part.

The Shareholders hereby request written notification from the Company of the following no later than January 14, 2009:

·	Confirmation that the size of the Board is currently fixed at a total of 9 directorships, and that there are currently no vacancies on the Board;
·	Confirmation that the Bylaws have not been amended since November 7, 2007; and

Corporate Secretary

·
Either confirmation that this Notice complies with the notice requirements of Section 2.15 of the Bylaws respecting advance notice of nominations of directors or identification of any alleged defects in this Notice that lead the Company to conclude that such notification requirements have not been complied with.

Please direct any correspondence related to this Notice to James Rieger, Esq., Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, New York 10022-4401, by telephone at (212) 508-6728, by facsimile at (646) 390-6916 or by email at rieger@thshlaw.com and to Ethan Christensen, Esq., Cooley Godward Kronish LLP, via mail at 4401 Eastgate Mall, San Diego, California 92121, by telephone at (858) 550-6076, by facsimile at (858) 550-6420 or by email at echristensen@cooley.com.

Sincerely,

Perceptive Life Sciences Master Fund Ltd.
by: Perceptive Advisors LLC, its investment manager

/s/ Joseph Edelman
Joseph Edelman
Managing Member

Tang Capital Partners, LP
By:  Tang Capital Management, LLC, its general partner

/s/ Kevin C. Tang
Kevin C. Tang
Managing Director

Encl.

cc:           Ms. Jennifer L. Good (via electronic mail)
Chief Executive Officer, Penwest Pharmaceuticals Co.

James Rieger, Esq. (via electronic mail)
Tannenbaum Helpern Syracuse & Hirschtritt LLP
900 Third Avenue
New York, New York 10022

Ethan E. Christensen, Esq. (via electronic mail)
Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92121

EXHIBIT A

SCHEDULE 13D/A FILED WITH THE SEC BY PERCEPTIVE ON JANUARY 12, 2009

EXHIBIT B

SCHEDULE 13D FILED WITH THE SEC BY TCP ON JANUARY 12, 2009

EXHIBIT C

Name of Nominee: Joseph Edelman
Age of Nominee: 53
Address of Nominee:  499 Park Avenue, 25th Floor, New York, New York 10022
Beneficial ownership of Nominee:

Perceptive Advisors LLC, a Delaware limited liability company (the "Investment Manager"), in its capacity as investment manager of Perceptive Life Sciences Master Fund Ltd., a Cayman Islands company (the "Fund"), and to several managed accounts (the “managed accounts”), has sole power to vote and dispose of the shares of Common Stock held by the Fund and the managed accounts.  The Fund and the managed accounts are the owners of 6,452,546 and 276,662 shares of Common Stock, respectively.  Mr. Edelman is the Chief Executive Officer and Portfolio Manager of the Investment Manager and has voting and dispositive power over such shares.

Business Experience, Background and Directorships of the Nominee:
Joseph Edelman, 53, is the Chief Executive Officer and Portfolio Manager of Perceptive Advisors, LLC, an investment firm focused on health care with a particular emphasis in biotechnology companies.  He founded the firm in 1999.  Prior to that he was Senior Analyst at Paramount Capital from 1994 to 1999, and was the Senior Biotechnology Analyst at Prudential Securities from 1990 to 1994.  Mr. Edelman received his B.A. in Psychology from the University of California, San Diego, and an M.B.A. in Marketing from New York University.

Mr. Edelman would not be disqualified from being an independent director as a result of any of the factors specified in Rule 4200(a)(15) of the rules of the NASDAQ Stock Market.  Accordingly, the Board should determine that Mr. Edelman has no relationship that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director and is accordingly independent.  Mr. Edelman has a reputation for integrity, honesty and adherence to high ethical standards.  Mr. Edelman has demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. Mr. Edelman has a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees. He has the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all shareholders.  Additionally, Mr. Edelman has an absence of any conflicts of interests, or the appearance of any conflicts of interest, that would impair his ability to represent the interests of all shareholders and to fulfill the responsibilities of a director.

EXHIBIT D

Name of Nominee: Kevin C. Tang
Age of Nominee: 41
Address of Nominee:  4401 Eastgate Mall, San Diego, California 92121
Beneficial ownership of Nominee:

Kevin C. Tang has voting and dispositive power over 5,140,196 shares of the Issuer’s common stock, comprising 4,841,196 shares held by Tang Capital Partners, LP, 147,500 shares held by the Tang Family Trust, for which Kevin C. Tang serves as co-trustee, 77,500 shares owned by the Tang Advisors, LLC Profit Sharing Plan, a qualified retirement plan for employees of Tang Advisors, LLC, for which Kevin C. Tang serves as trustee and is a participant, 37,500 shares owned by the Individual Retirement Account for the benefit of Chang L. Kong, and 36,500 shares owned by the Individual Retirement Account for the benefit of Chung W. Kong.  Mr. Tang is the Managing Director of Tang Capital Management, LLC, the general partner of Tang Capital Partners, LP.

Business Experience, Background and Directorships of the Nominee:
Kevin C. Tang, 41, is the Managing Director of Tang Capital Management, LLC, an investment firm focused on the health care industry that he founded in August 2002.  From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex. Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s life sciences research group.  Mr. Tang currently serves as a director of Ardea Biosciences, Inc. and serves on the board of two privately held companies.  Mr. Tang received his B.S. degree in Psychology from Duke University.

Mr. Tang would not be disqualified from being an independent director as a result of any of the factors specified in Rule 4200(a)(15) of the rules of the NASDAQ Stock Market.  Accordingly, the Board should determine that Mr. Tang has no relationship that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director and is accordingly independent.  Mr. Tang has a reputation for integrity, honesty and adherence to high ethical standards.  Mr. Tang has demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. Mr. Tang has a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees. He has the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all shareholders.  Additionally, Mr. Tang has an absence of any conflicts of interests, or the appearance of any conflicts of interest, that would impair his ability to represent the interests of all shareholders and to fulfill the responsibilities of a director.

EXHIBIT E

Name of Nominee: Andrew D. Levin, M.D., Ph.D.
Age of Nominee: 32
Address of Nominee:  4401 Eastgate Mall, San Diego, California 92121
Beneficial ownership of Nominee:

Andrew D. Levin, M.D., Ph.D. does not have voting or dispositive power or hold of record any shares of Common Stock.  Dr. Levin is a participant in the Tang Advisors, LLC Profit Sharing Plan, a qualified retirement plan for employees of Tang Advisors, LLC, for which Kevin C. Tang serves as trustee, which holds 77,500 shares of Common Stock.

Business Experience, Background and Directorships of the Nominee:
Andrew D. Levin, M.D., Ph.D., 32, has served as a Principal at Tang Capital Management, LLC, an investment firm focused on the health care industry, since April 2008.  From July 2007 to April 2008, Dr. Levin served as a Business Development Manager at Genzyme Corporation, a pharmaceutical company.  Dr. Levin received a B.S.E. degree in Mechanical Engineering from Princeton University, a Ph.D. in Bioengineering from the Massachusetts Institute of Technology and an M.D. from Harvard Medical School.

Dr. Levin would not be disqualified from being an independent director as a result of any of the factors specified in Rule 4200(a)(15) of the rules of the NASDAQ Stock Market.  Accordingly, the Board should determine that Dr. Levin has no relationship that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director and is accordingly independent.  Dr. Levin has a reputation for integrity, honesty and adherence to high ethical standards.  Dr. Levin has demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. Dr. Levin has a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees. He has the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all shareholders.  Additionally, Dr. Levin has an absence of any conflicts of interests, or the appearance of any conflicts of interest, that would impair his ability to represent the interests of all shareholders and to fulfill the responsibilities of a director.

EXHIBIT F
WRITTEN CONSENTS OF NOMINEES

January 12, 2009

Penwest Pharmaceuticals Co.
39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810

To Whom It May Concern:

I hereby consent to being named as a nominee for election to the board of directors of Penwest Pharmaceuticals Co. and will serve as a director if so elected.

Sincerely,

/s/ Joseph Edelman

Joseph Edelman

January 12, 2009

Penwest Pharmaceuticals Co.
39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810

To Whom It May Concern:

I hereby consent to being named as a nominee for election to the board of directors of Penwest Pharmaceuticals Co. and will serve as a director if so elected.

Sincerely,

/s/ Kevin C. Tang

Kevin C. Tang

January 12, 2009

Penwest Pharmaceuticals Co.
39 Old Ridgebury Road,  Suite 11
Danbury, Connecticut 06810

To Whom It May Concern:

I hereby consent to being named as a nominee for election to the board of directors of Penwest Pharmaceuticals Co. and will serve as a director if so elected.

Sincerely,

/s/ Andrew D. Levin

Andrew D. Levin, M.D., Ph.D.